Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of TIB Financial Corp. of our report dated March 31, 2010, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of TIB Financial Corp., which is included in the Annual Report on Form 10-K of TIB Financial Corp. for the year ended December 31, 2009, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP Crowe Horwath LLP

Fort Lauderdale, Florida

November 29, 2010